Adeona Becomes Synthetic Biologics, Inc.

-- New Name Reflects Biotechnology Company Focus on the Emerging Field of Synthetic Biologics –

-- New NYSE Amex Ticker Symbol: SYN –

For Immediate Release

Ann Arbor, MI, February 16, 2012 – Adeona Pharmaceuticals, Inc. (NYSE Amex: AEN), a developer of synthetic DNA-based therapeutics and innovative disease-modifying medicines for serious illnesses, announced today that it received approval at yesterday’s special meeting of stockholders to change its corporate name to Synthetic Biologics, Inc. It is expected that the Company's shares will start trading under its new name and stock ticker symbol, "SYN", effective as of market open today, Thursday, February 16, 2012. Synthetic Biologics’ common stock has been assigned a new CUSIP number of 87163U102 in connection with the name change. Outstanding stock certificates are not affected by the name change and will not need to be exchanged.

Following the special meeting, the Company filed an amendment to its Articles of Incorporation with the Nevada Secretary of State to effect the name change.

About Synthetic Biologics, Inc.

Synthetic Biologics is a biotechnology company focused on the development of synthetic DNA-based therapeutics and innovative disease-modifying medicines for serious illnesses. Synthetic Biologics is developing, or has partnered the development of, product candidates to treat pulmonary arterial hypertension, relapses in multiple sclerosis, cognitive dysfunction in multiple sclerosis, fibromyalgia and amyotrophic lateral sclerosis (ALS). For more information, please visit Synthetic Biologics’ website at www.syntheticbiologics.com.

For further information, please contact:

Jeff Riley

Chief Executive Officer

(734) 332-7800, Ext. 22

###